Exhibit 99.1

Embarr Downs Announces That Company Wins Its Inaugural Race

Embarr Downs, Inc. (OTCQB: EMBR) announced today that Rock Off won the 6th Race at Hollywood Park on December 20, 2013.  The race was the Company’s first race and was also the Company’s first win.  We would like to thank all the shareholders that attended the race and were able to enjoy the experience.  The shareholders who attended will be featured in a book chronicling the last days of Hollywood Park and will have their photos included as owners that won on the closing days of Hollywood Park.

A photo of Rock Off’s win can here found by clicking Winner’s Photo. Additional photos can be found at the Company’s Facebook page: https://www.facebook.com/embarrdowns.

“Our trainer and jockey did a great job in preparing Rocky for the race,” said Joseph Wade, Embarr Downs CEO.  “With a 9 month lay-off we were not sure how Rocky would run but they did a great job.  This was our first win and we are hoping 2014 will be a good year for the barn.”

Rock Off won $10,800 from the purse.  As previously stated, the Company will be issuing a dividend of $1,728 (which is 20% of the net purse winnings) from the purse winnings of Rock Off to all shareholders of record on January 3, 2014.   The dividend is expected to be paid in January 2014.   “This is our first dividend payment and we expect that the payments will increase as we increase the size of our barn,” said Joseph Wade, Embarr Downs CEO.

About Embarr Downs. The Company is engaged in the buying, selling and racing of thoroughbreds.  The Company’s focus is acquiring thoroughbreds that can race in the allowance and stakes level of thoroughbred racing; however, the Company will initially begin acquiring thoroughbreds in the claiming level of thoroughbred racing.  More information can be found at www.embarrdowns.com   Additional information can be found at www.embarrdowns.com and on our Facebook page https://www.facebook.com/embarrdowns and Twitter at https://twitter.com/EmbarrDowns.

Notice Regarding Forward-Looking Statements in this press release which are not purely historical are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Actual results could differ from those projected in any forward-looking statements due to numerous factors. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate.

Contacts:
Embarr Downs, Inc.
Joseph Wade
(949) 461-1471
info@embarrdowns.com
www.embarrdowns.com